Exhibit 99.1
Media Contact:	Investor Contact:
Tony Welz Principal Welz & Weisel Communications 703.218.3555 x226 tony@w2comm.com	Tania Almond Investor Relations Officer Sourcefire, Inc. 410.423.1919 tania.almond@sourcefire.com

SOURCEFIRE® ANNOUNCES PRELIMINARY
2007 FIRST QUARTER RESULTS

Columbia, MD - April 6, 2007 -- Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in network intrusion prevention, today announced preliminary financial results for its first fiscal quarter ended March 31, 2007. Revenues for the first quarter of 2007 are estimated to be in the range of $10.1 to $10.5 million compared to $8.5 million in the first quarter of 2006. Gross profit for the first quarter of 2007 is estimated to be $7.8 to $8.2 million, compared to $6.5 million in the first quarter of 2006. The company’s GAAP net loss for the first quarter of 2007 is estimated to be $2.2 to $2.6 million, with approximately 8.6 million weighted average shares outstanding in the period. Sourcefire expects to report its full first quarter 2007 results in early May.

About Sourcefire

Sourcefire, Inc. (Nasdaq: FIRE), a leading provider of intelligence driven, open source network security solutions, is transforming the way organizations manage and minimize network security risks with its 3D Approach - Discover, Determine, Defend - to securing real networks in real-time. The company's network defense system unifies intrusion and vulnerability management technologies to provide customers with superior network security. Founded in 2001 by the creator of SNORT®, Sourcefire is headquartered in Columbia, Maryland and has been consistently recognized for its innovation and industry leadership by customers, media, and industry analysts alike - with more than 18 awards and accolades since January 2005 alone. Recently, Sourcefire was positioned in the Leaders Quadrant of Gartner's "Magic Quadrant for Network Intrusion Prevention System Appliances 2H06" report and the Sourcefire 3D System was named "Best Security Solution" at the 2006 SC Magazine Awards. At work in leading Fortune 1000 companies and government agencies, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and intelligence in network security. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™ and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include our expectations regarding our financial results. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that our financial results for the first quarter of 2007 have not yet been finalized by us or reviewed by our auditors, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

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